Exhibit 10.14

AMENDED AND RESTATED OWENS & MINOR, INC.

MANAGEMENT EQUITY OWNERSHIP PROGRAM AND

STOCK OWNERSHIP REWARDS PROGRAM

SECTION I. DEFINITIONS

1.1 Annual Bonus means the cash portion of any Incentive Award.

1.2 Base Salary means the annual salary paid by the Company to a Participant for performance of his or her job excluding any benefits, Incentive Awards, bonuses or any component of pay other than the base amount.

1.3 Board means the Board of Directors of the Company.

1.4 Business Day means any day on which the New York Stock Exchange is open and the Common Stock is traded.

1.5 Committee means the Compensation & Benefits Committee of the Board or any successor committee.

1.6 Common Stock means the Common Stock, $2.00 par value, of Owens & Minor, Inc.

1.7 Company means Owens & Minor, Inc., including its Subsidiaries.

1.8 Equity Ownership Dividend means the Tier One Equity Ownership Dividend and/or the Tier Two Equity Ownership Dividend, as applicable.

1.9 Fair Market Value means, as of any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape as of such date, or if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Committee may select.

1.10 Fourth Quarter Fair Market Value means the greater of (i) the average Fair Market Value of a share of Common Stock for all trading days during the fourth quarter of the calendar year for which the value is calculated or (ii) the Fair Market Value on the last day in such fourth quarter that a Participant is able to purchase shares of Common Stock under the “Section 16 window period” policy set forth in the Company’s Section 16 Compliance Program.

1.11 Incentive Award means an award under the Stock Incentive Plan (or any successor plan) approved by the Committee which entitles the recipient to shares of Common Stock, cash or a combination of Common Stock and cash.

1.12 Interim Stock Ownership Requirement shall have the meaning specified in subsection 3.2 hereof.

1.13 Own or Owns means, with respect to shares of Common Stock, shares of which the Participant is the beneficial owner within the meaning of Rule 16a-1(2) under the Securities Exchange Act of 1934, as amended, but excluding any options to purchase shares of Common Stock. Shares of Common Stock of which a Participant is the beneficial owner will include, by way of example, (i) shares, whether registered in the owner’s name or in nominee name, which are owned by the Participant, his spouse or any member of his immediate family living in his household, (ii) shares held by the Participant in or through any benefit plan of the Company, (iii) shares of restricted stock (including Restricted Stock awarded under this Program) and (iv) in certain cases, shares owned by a trust of which the Participant, his or her spouse or an immediate family member living in the Participant’s household is a trustee or beneficiary.

1.14 Participant means a Teammate designated in subsection 2.5 hereof or selected to participate in the Program by the Committee pursuant to subsection 2.5 hereof.

1.15 Performance Shares means an award to a Tier One Participant that will entitle such Participant to shares of Common Stock contingent upon the achievement by the Company of one or more performance requirements established by the Committee and subject to such other terms and conditions as determined by the Committee and set forth in an award agreement to the Tier One Participant.

1.16 Program means the Amended and Restated Owens & Minor, Inc. Management Equity Ownership Program and Stock Ownership Rewards Program, as it may be amended from time to time.

1.17 Restricted Period shall mean the period of time specified in this Program with respect to particular grants of Restricted Stock during which the restrictions provided by Section VI hereof and as otherwise determined by the Committee shall apply.

1.18 Restricted Stock means shares of Common Stock which are awarded by the Company under this Program subject to forfeiture, restrictions on transfer and such other restrictions as are provided by Section VI hereof and as otherwise determined by the Committee and set forth in an award agreement to the Participant.

1.19 Stock Incentive Plan means the Company’s 2005 Stock Incentive Plan approved by the shareholders of the Company on April 28, 2005 or any successor plan.

1.20 Stock Purchase Period means the period of time beginning on the date the Participant first becomes a Participant under the Program and ending on December 31 of the sixth full calendar year thereafter.

1.21 Subsidiary means a corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by Owens & Minor, Inc.

1.22 Tier One Equity Ownership Dividend shall have the meaning specified in Section IV(a) hereof.

1.23 Tier One Participant shall have the meaning specified in Section 3.1 hereof.

1.24 Tier Two Equity Ownership Dividend shall have the meaning specified in Section IV(b) hereof.

1.25 Tier Two Participant shall have the meaning specified in Section 3.1 hereof.

1.26 Teammate means any person employed by the Company.

1.27 Total Stock Ownership Requirement shall have the meaning specified in subsection 3.1 hereof.

SECTION II. GENERAL TERMS

2.1 Purpose of the Program. The purpose of the Program is to promote the interests of the Company and its shareholders by increasing the ownership of Common Stock by certain key management level Teammates to more closely align their financial rewards with the performance of the Company and to motivate these Teammates to manage the Company for long-term growth and profitability.

2.2 Administration of the Program. The Program shall be administered by the Committee which shall have exclusive and absolute authority and discretion to interpret the Program, to establish and modify rules for the administration of the Program, to impose such conditions and restrictions as it determines appropriate with respect to the Program and to take such other actions and make such other determinations as it may deem necessary or advisable for the implementation and administration of the Program. Notwithstanding any provision in the Program to the contrary, the Committee shall have the authority to waive or modify any stock ownership requirement set forth in Section 3 of the Program; provided that any such modification or waiver is applied uniformly to all Participants. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Program or any award of Restricted Stock hereunder.

2.3 Effective Date and Term of the Program. The Program, as amended and restated herein, will become effective on January 1, 2009 and will continue in effect until terminated by the Board. Equity Ownership Dividends awarded for the achievement of Interim Stock Ownership Requirements or Total Stock Ownership Requirements for years prior to calendar year 2009 shall be awarded in accordance with the terms of the Owens & Minor, Inc. Management Equity Program/Stock Ownership Rewards Program as in effect on December 31, 2008.

2.4 Scope of the Program. The Program is subject in all respects to the provisions of the Stock Incentive Plan. All shares of Restricted Stock issued and Performance Shares awarded under the Program shall be provided from shares of Common Stock authorized under the Stock Incentive Plan. In the event there are insufficient shares of Common Stock authorized under the Stock Incentive Plan or any successor or replacement plan to make the grants of Restricted Stock or awards of Performance Shares contemplated by this Program, then no such grants of Restricted Stock or awards of Performance Shares shall be made under this Program.

2.5 Eligibility. Participants in the Program shall be selected by the Committee from among those management level Teammates who, in the opinion of the Committee, are in a position to contribute materially to the Company’s growth and development and to its long-term financial success. The Chief Executive Officer, the President and any Executive Vice President, Senior Vice President, Vice President and Regional Vice President of Owens & Minor, Inc. (or, in each case, the same positions bearing different titles) shall automatically be Participants in the Program effective on the date on which he or she is appointed to or employed in such position. Notwithstanding the foregoing, any teammate appointed to or employed in one of the foregoing positions (or other position qualifying for participation under the Program) during the fourth quarter of a calendar year shall not become a Participant until January 1 of the following year.

SECTION III. COMMON STOCK OWNERSHIP REQUIREMENTS

3.1 Five-Year Ownership Requirement. Each Participant will be required to own shares of Common Stock the Fourth Quarter Fair Market Value of which as of the last day of the Participant’s Stock Purchase Period is not less than the applicable ownership multiple designated in the table below (as such ownership multiple may be changed by the Committee) multiplied by the Participant’s then-current Base Salary (the “Total Stock Ownership Requirement”).

Position	Ownership Multiple of Base Salary
I. Tier One Participants (each, a “Tier One Participant”)

Chief Executive Officer	4.0X

President	3.0X

Executive Vice President	2.0X

Senior Vice President	1.5X

Vice President, Group Vice President, Regional Vice President	1.0X

Other Management Level Teammates who are Participants	As designated by the Committee

II. Tier Two Participants (each, a “Tier Two Participant”)

Management Level Teammates designated by the Committee	0.5X

In the event a Participant is promoted to a higher position with a higher ownership multiple during the Participant’s Stock Purchase Period, a new Stock Purchase Period shall commence for such Participant effective January 1 following the date of promotion with an initial Interim Ownership Requirement of 10% and increasing ownership requirements thereafter in accordance with Section 3.2; provided however that, with respect to the calendar year in which the promotion is made, the Participant shall continue to be required to meet the otherwise applicable Interim Stock Ownership Requirement or Total Stock Ownership Requirement based on the Participant’s relevant ownership multiple and Base Salary immediately prior to the date of promotion. In the event a Participant is promoted to a higher position with a higher ownership multiple following the Participant’s Stock Purchase Period, a new Stock Purchase Period shall commence for such Participant as specified in the preceding sentence unless, as of the date of promotion, such Participant would already meet his or her new Total Stock Ownership Requirement (in which case such Participant shall continue to be eligible to receive awards of Performance Shares based upon his or her new Total Stock Ownership Requirement as otherwise specified in Section IV(a)).

3.2 Interim Ownership Requirement. As of each December 31 during a Participant’s Stock Purchase Period, such Participant will be required to own shares of Common Stock the Fourth Quarter Fair Market Value of which as of each such date is not less than the respective percentages designated in the table below of the Participant’s Total Stock Ownership Requirement (the “Interim Stock Ownership Requirement”).

December 31	Percentage of Total Stock Ownership Requirement
1st	No Requirement
2nd	10%
3rd	25%
4th	45%
5th	65%
6th	85%
7th	100%

SECTION IV. RESTRICTED STOCK AWARDS

Equity Ownership Dividends.

(a)	Tier One Participants. Each Tier One Participant who, as of December 31 of any year during the term of such Participant’s Stock Purchase Period, achieves the applicable Interim Stock Ownership Requirement or Total Stock Ownership Requirement as specified in subsections 3.1 and 3.2 hereof will receive an award of Restricted Stock equal to 10% of the Fourth Quarter Fair Market Value of all Common Stock owned by the Tier One Participant up to the Total Stock Ownership Requirement (the “Tier One Equity Ownership Dividend”), subject to such terms and conditions as may be prescribed by the Committee and the full and complete authority of the Committee to modify the amount or eliminate the payment of Tier One Equity Ownership Dividends with respect to any calendar year and any Tier One Participant. Provided that a Tier One Participant achieves his or her Total Stock Ownership Requirement by the end of the applicable Stock Purchase Period, as of each December 31 thereafter during the term of this Program at which the Tier One Participant maintains his or her Total Stock Ownership Requirement, such Tier One Participant shall receive a number of Performance Shares equal to 5% of the Fourth Quarter Fair Market Value of all Common Stock owned by the Tier One Participant up to his or her Total Stock Ownership Requirement as of the end of his or her Stock Purchase Period (or December 31, 2008 with respect to a Tier One Participant whose Stock Purchase Period ended prior to December 31, 2008), subject to such terms and conditions as may be prescribed by the Committee and the full and complete authority of the Committee to modify the amount or eliminate the award of Performance Shares with respect to any calendar year and any Tier One Participant.

(b)	Tier Two Participants. Each Tier Two Participant who, as of December 31 of any year during the term of this Program, achieves the applicable Interim Stock Ownership Requirement or Total Stock Ownership Requirement as specified in subsections 3.1 and 3.2 hereof will receive an award of either 100, 150 or 200 shares of Restricted Stock (the “Tier Two Equity Ownership Dividend”), as determined and designated by the Committee for each Tier Two Participant and subject to such terms and conditions as may be prescribed by the Committee and the full and complete authority of the Committee to modify the amount or eliminate the payment of the Tier Two Equity Ownership Dividend with respect to any calendar year and any Tier Two Participant.

(c)	Each award of an Equity Ownership Dividend or Performance Shares hereunder, as applicable, will be determined based on the Fourth Quarter Fair Market Value of the Common Stock on December 31 of the year in which the Interim Stock Ownership Requirement or the Total Stock Ownership Requirement, as the case may be, is achieved. Equity Ownership Dividends and Performance Shares will be granted upon approval by the Committee not later than March 1 of the year following achievement of the applicable stock ownership requirement. The Restricted Period for any shares of Restricted Stock awarded pursuant to this Section IV shall expire five years from the date of grant, subject to such terms and conditions as may be prescribed by the Committee.

SECTION V. FAILURE TO ACHIEVE STOCK OWNERSHIP REQUIREMENTS

A Tier One Participant who, as of the second December 31 during the Participant’s Stock Purchase Period and each December 31 thereafter during the term of this Program, fails to achieve the applicable Interim Stock Ownership Requirement or Total Stock Ownership Requirement, will incur the following consequences:

December 31	Consequences of Failure to Achieve Stock Ownership Requirement
2nd	25% of Annual Bonus, if any, will be paid in Restricted Stock

3rd	50% of Annual Bonus, if any, will be paid in Restricted Stock

4th	75% of Annual Bonus, if any, will be paid in Restricted Stock

5th	100% of Annual Bonus, if any, will be paid in Restricted Stock

6th	100% of Annual Bonus, if any, will be paid in Restricted Stock and 50% of the following year’s Base Salary increase, if any, will be paid in Restricted Stock

7th and thereafter	100% of Annual Bonus, if any, will be paid in Restricted Stock and 100% of the following year’s Base Salary increase, if any, will be paid in Restricted Stock

The number of shares of Restricted Stock granted in lieu of cash payment of Annual Bonus or Base Salary increase will be determined based on the Fair Market Value of the Common Stock on the date the Annual Bonus or Base Salary increase is awarded. The Restricted Period for any shares of Restricted Stock granted pursuant to this Section V in respect of Annual Bonus shall commence on the date the Annual Bonus is awarded and expire three years from the date of grant, subject to such terms and conditions as may be prescribed by the Committee. The Restricted Period for any shares of Restricted Stock granted pursuant to this Section V in respect of Base Salary increase shall be two years from the date of grant, subject to such terms and conditions as may be prescribed by the Committee.

This Section V shall not apply to Tier Two Participants who fail to achieve their applicable ownership requirements hereunder.

SECTION VI. RESTRICTED STOCK

6.1 Terms of Restricted Stock. Until the expiration of the Restricted Period or the lapse of restrictions as determined by the Committee, shares of Restricted Stock issued to Participants under the Program shall be subject to the following restrictions and any additional restrictions that the Committee in its sole discretion, may determine; provided, however, the Participant shall have beneficial ownership of shares of Restricted Stock, including the right to receive cash dividends on and the right to vote shares of Restricted Stock:

(i) Participants shall not be entitled to receive the certificate or certificates representing shares of Restricted Stock;

(ii) Shares of Restricted Stock may not be sold, transferred, assigned, pledged, conveyed, hypothecated or otherwise disposed of; and

(iii) Shares of Restricted Stock may be forfeited immediately as determined by the Committee and set forth in an award agreement to the Participant.

Any stock dividends or other shares of Company stock or other property issued in respect of Restricted Stock, including without limitation, shares issued in connection with stock splits and recapitalizations, will be subject to the same restrictions applicable to the Restricted Stock.

6.2 Custody of Shares of Restricted Stock. Any certificates representing shares of Restricted Stock issued under the Program shall be issued in the Participant’s name but shall be held by the Company (or its transfer agent) during the Restricted Period. The Company shall serve as attorney-in-fact for the Participant during the Restricted Period with full power and authority in the Participant’s name to assign and convey to the Company any shares of Restricted Stock held by the Company for such Participant if the Participant forfeits the shares under the terms of the Restricted Stock. Each certificate representing shares of Restricted Stock may bear a legend referring to the Program and the risk of forfeiture of the shares and stating that such shares are nontransferable until all restrictions have been satisfied and the legend has been removed.

6.3 Distribution of Restricted Stock. If a Participant who receives shares of Restricted Stock under the Program remains in the continuous employment of the Company during the entire Restricted Period and otherwise does not forfeit such shares, all restrictions applicable to the shares of Restricted Stock shall lapse upon expiration of the Restricted Period and a certificate or certificates representing the shares of Common Stock that were granted to the Participant in the form of shares of Restricted Stock shall be delivered to the Participant.

6.4 Forfeiture and Lapse of Restrictions. Shares of Restricted Stock awarded to Participants under the Program shall be subject to forfeiture and/or lapse of restrictions under circumstances as may be determined by the Committee and set forth in an the applicable award agreement to the Participant.

SECTION VII. MISCELLANEOUS PROVISIONS

7.1 Termination and Amendment. The Board at any time may amend or terminate the Program. Notwithstanding any expiration or termination of the Program, outstanding shares of Restricted Stock or Performance Shares shall continue to be governed by the terms of their separate award agreements.

7.2 Withholding. Each Participant shall pay to the Company any amount necessary to satisfy applicable federal, state or local tax withholding requirements attributable to an award of Restricted Stock or Performance Shares under the Program, or upon the vesting of Restricted Stock, promptly upon notification of the amount due. Such amounts to be paid by the Participant, at the election of the Committee, may be withheld from the shares of Common Stock that otherwise would be distributed to such Participant pursuant to the Program.

7.3 Legal and Other Requirements. The grant or distribution of shares of Restricted Stock or Performance Shares shall be subject to the condition that if at any time the Company determines in its discretion that the satisfaction of withholding tax or other tax liabilities, or the listing, registration or qualification of any shares of Common Stock upon any securities exchange or under and federal or state law, or the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with such grant or distribution, then in any such event, such grant or distribution shall not be effective unless such liabilities have been satisfied or such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

7.4 Choice of Law. The Program, its validity, interpretation and administration and the rights and obligations of all persons having an interest therein shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that such laws may be preempted by federal law.

7.5 Adjustment Upon Changes in Capitalization. In the event of a recapitalization, stock split, stock dividend, exchange, combination or reclassification of shares, merger, consolidation, reorganization or other change in or affecting the capital structure or capital stock of the Company, the Board, upon recommendation of the Committee, may make appropriate adjustments in the number and kind of shares subject to outstanding Restricted Stock or Performance Share grants as it deems equitable to prevent dilution or enlargement of the rights of Participants.

7.6 Fractional Shares. The Company shall not be required to issue or deliver any fractional share of Restricted Stock issuable under this Program but shall round each award of shares of Restricted Stock or Performance Shares hereunder up to the nearest whole share.

7.7 No Employment Contract. The Program shall not confer upon any Participant any right to continued employment by the Company nor shall the Program in any way interfere with the right of the Company to terminate the employment of any Participant at any time.